Exhibit (a)(5)(B)

For immediate release: March 18, 2011	Contacts: Frank J. Murdolo, Vice President - Investor Relations Forest Laboratories, Inc. (212) 224-6714 Frank.Murdolo@frx.com

FOREST LABORATORIES ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR ACQUISITION OF CLINICAL DATA

NEW YORK, NY, March 18, 2011 — Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired in connection with Forest’s previously announced acquisition of all outstanding shares of common stock of, and certain outstanding notes and warrants convertible into the common stock of, Clinical Data, Inc. (NASDAQ: CLDA) (“Clinical Data”). Accordingly, the condition with respect to the expiration of the applicable waiting periods under the HSR Act has been satisfied.

As previously disclosed, Magnolia Acquisition Corp., an indirect wholly-owned subsidiary of Forest (“Magnolia”), commenced a tender offer on March 8, 2011 for all outstanding shares of common stock, $0.01 par value, of Clinical Data for $30.00 per share in cash (the “Upfront Consideration”) plus contingent consideration of up to $6.00 per share (the “Contingent Consideration”) that may be paid pursuant to the terms of a Contingent Value Right Agreement to be entered into by Forest, FL Holding CV, an indirect wholly-owned subsidiary of Forest, and Magnolia for the benefit of Clinical Data’s security holders based upon achievement of certain milestones related to Viibryd™. In addition to shares of Clinical Data common stock, Forest and Magnolia also have offered to purchase in the tender offer certain outstanding warrants and convertible notes that are exerciseable for or convertible into shares of Clinical Data common stock.

The tender offer is being made pursuant to an Offer to Purchase and related Letters of Transmittal, each dated March 8, 2011, and an Agreement and Plan of Merger entered into on February 22, 2011 between FL Holding CV, Magnolia, Forest, and Clinical Data (the “Merger Agreement”). Pursuant to the Merger Agreement, following the completion of the tender offer and, if required, receipt of approval by Clinical Data’s shareholders, Forest expects to consummate a merger of Magnolia and Clinical Data in which any shares of Clinical Data not tendered in the tender offer (other than shares held by Forest, FL Holding CV, Magnolia, or Clinical Data or shares held by Clinical Data stockholders who have and validly exercise appraisal rights under Delaware law) will be cancelled in exchange for the right to receive the same consideration per share being paid in the tender offer, and any outstanding notes and warrants issued by Clinical Data that are convertible into or exerciseable for shares of Clinical Data common stock will be canceled, as permitted by the terms thereof, and converted into the right to receive the same consideration per note or warrant being paid in the tender offer. In the event that the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of stockholder approval.

The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Monday, April 4, 2011, unless the tender offer is extended. The completion of the tender offer remains subject to certain conditions as described in the tender offer statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2011.

The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, NY 10272-2042. The Dealer Manager for the tender offer is Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036. The Information Agent for the tender offer is MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. The tender offer materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc. or by calling toll-free at (800) 322-2885 or collect at (212) 929-5500, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov. Additionally, any questions related to the tender offer may be directed to MacKenzie Partners, Inc. at the mailing address or telephone numbers provided above.

About Forest Laboratories

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

A Caution Concerning Forward Looking Statements

Certain statements in this press release may be forward-looking statements. Forest cautions that these forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ from those set forth in the forward looking statements, including that the transaction may not be timely completed, if at all; that, prior to the completion of the transactions, if at all, Clinical Data’s business may experience significant disruptions due to transaction-related uncertainty or other factors; the timing and the benefits of the business combination transaction involving Forest and Clinical Data, the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the requirement that Clinical Data stockholders approve the transaction; the risk that the businesses will not be integrated successfully; uncertainties regarding the timing of launch of Viibryd and future sales of Viibryd; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings and Clinical Data’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Clinical Data common stock and certain outstanding notes and warrants issued by Clinical Data is being made pursuant to an offer to purchase and related materials that Forest and Magnolia filed with the SEC. On March 8, 2011, Forest and Magnolia filed a tender offer statement on Schedule TO with the SEC, and Clinical Data filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, related letters of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Additionally, Clinical Data and Forest have filed and will file other relevant materials in connection with the proposed transaction of Clinical Data by Forest pursuant to the terms of the Merger Agreement. These materials have been or will be sent free of charge to all stockholders of Clinical Data when available. In addition, all of these materials (and all other materials filed by Clinical Data with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letters of transmittal and certain other offering documents may be obtained by directing a request to Forest at www.frx.com. Investors and security holders may also obtain free copies of the documents filed with the SEC by Clinical Data by contacting Clinical Data Investor Relations at ir@clda.com.

INVESTORS AND SHAREHOLDERS OF CLINICAL DATA ARE ADVISED TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9, AND THE PROXY STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER OR MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, Clinical Data filed a proxy statement with the SEC on March 8, 2011. Additionally, Clinical Data will file other relevant materials with the SEC in connection with the proposed acquisition of Clinical Data by Forest pursuant to the terms of the Merger Agreement. The materials that have been and will be filed by Clinical Data with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and stockholders also may obtain free copies of the proxy statement from Clinical Data by contacting Clinical Data Investor Relations at ir@clda.com. Investors and security holders of Clinical Data are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Clinical Data and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Clinical Data stockholders in connection with the proposed merger. Further, such persons may have direct or indirect interests in the proposed transaction due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments or bonuses in connection with the proposed transaction. Information concerning the interests of these persons has been set forth in the Schedule 14D-9 and proxy statement relating to the proposed transaction, and any other materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of Clinical Data’s participants in the solicitation, which may, in some cases, be different than those of Clinical Data’s stockholders generally, have been set forth in the proxy statement relating to the merger.

3